Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107912) of Kaiser Group Holdings, Inc. of our report dated March 20, 2006 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

McLean, VA

March 20, 2006